Exhibit 99.1

                   Stratagene Reports Third Quarter
 Results; One-Time Cash Dividend of $0.25 Per Common Share Announced;
                       Company Updates Guidance

    LA JOLLA, Calif.--(BUSINESS WIRE)--Nov. 8, 2005--Stratagene Corporation (Nasdaq:STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, today released financial results for the third quarter ended September 30, 2005.
    For the third quarter of 2005, revenue grew 3% to $23.7 million compared with $23.1 million in the third quarter of 2004. For the nine-month period ended September 30, 2005, revenue was $73.2 million, up 17.6% from the comparable period of 2004.
    "Our third quarter revenue results were in-line with our expectations," said Joseph A. Sorge, MD, President and CEO of Stratagene Corporation. "Within our life sciences research business, we continued to make strong progress in sales of QPCR products, which grew 23% in the third quarter of 2005 compared with the same period of 2004 and 20% year-to-date. We believe our innovative instrument offering and our wide menu of unique reagent chemistry should allow us to sustain our double-digit growth rate for QPCR products into 2006.
    "Our allergy clinical diagnostics product line achieved growth of 10% in the third quarter of 2005 and was the fastest growing diagnostics product line during the quarter and in the first nine months of 2005," continued Dr. Sorge. "This continued strength in our core business provides us with the financial flexibility to further develop our commercial molecular diagnostics product line."
    For the third quarter of 2005, the Company generated net income of $0.7 million, or $0.03 per diluted share, compared with $2.2 million, or $0.10 per diluted share, in the comparable quarter of 2004. For the first nine months of 2005, the Company achieved net income of $5.8 million, or $0.26 per diluted share, compared with $5.7 million, or $0.31 per diluted share, during the comparable period of 2004.
    Net income in the third quarter of 2005 and for the first nine months of 2005 was negatively impacted by approximately $2.5 million, or $0.07 per share, and $4.0 million, or $0.12 per share, respectively, for legal expenses primarily associated with two patent litigation matters when compared to the same periods of the prior year.
    Prior year net income in the third quarter of 2004 was positively impacted by proceeds from a litigation settlement of approximately $665,000 which was partially offset by the effect of a 46% income tax rate due to the non-deductibility of start-up expenses in Japan. Together, these two items increased third quarter 2004 earnings per share by $0.01.
    As previously announced, the matter of Third Wave Technologies versus Stratagene Corporation was tried before a jury in the United States District Court for the Western District of Wisconsin in August 2005. On August 31, 2005, the jury returned a verdict unfavorable to Stratagene and awarded Third Wave $5.29 million in damages. Subsequently, the judge in the matter issued an injunction barring sales of the infringing products, which have totaled approximately $400,000 since their inception in early 2004. Post-trial motions have been filed in the District Court and a final decision by the court is expected before the end of the year. Stratagene intends to file an appeal in the Court of Appeals for the Federal Circuit in Washington, D.C. after the Court rules on the post-trial motions and will seek to have the damages awarded by the court reduced or eliminated and the injunction lifted.
    "We believe that it is imperative that we vigorously defend our patent position and protect the value of this asset on behalf of all of our stakeholders," said Dr. Sorge. "Fortunately, we believe our ability to enter the molecular diagnostics marketplace is unaffected by the court's decision, since we are free to utilize our non-infringing embodiments of the technology."
    The Company is unable to determine the amount or timing of any final damage award that may be rendered upon the final outcome of this case and therefore has not recorded a liability accrual within the third quarter 2005 financial statements for this matter.
    Stratagene has served Third Wave with the lawsuit that Stratagene filed on May 6, 2005 for infringement of Stratagene's patents covering its proprietary FullVelocity(TM) technology for the quantitative detection of nucleic acids. The suit was filed in the U.S. District Court for the District of Delaware and seeks monetary damages as well as a permanent injunction against continued infringement by Third Wave with respect to the sale of its Invader(R) Plus products.
    As of September 30, 2005, cash, cash equivalents and marketable securities were approximately $9.0 million and total assets were $85.2 million. Since early 2004 through September 30, 2005, Stratagene has repaid approximately $17 million of debt. As of September 30, 2005, total debt was $4.0 million.
    Stratagene was a privately held company until June 2, 2004, when it merged with Hycor Biomedical Inc. (formerly Nasdaq: HYBD) with Hycor surviving as a wholly owned subsidiary of Stratagene. Stratagene's 2005 results include the results of Stratagene combined with the results of Hycor. Stratagene's 2004 results include the results of Stratagene combined with the results of Hycor from the June 2, 2004 merger date through the end of 2004. The financial results include incremental Hycor revenues of $17.6 million in the first nine months of 2005 and $7.7 million in the first nine months of 2004.
    Gross margin on product sales was 64.4% for the third quarter of 2005 compared with 65% for the same quarter of 2004. The decrease in gross margin was related to a greater mix of lower margin instruments sold in the third quarter of 2005.
    Selling and marketing expenses increased 11.4% to $5.3 million in the third quarter compared with $4.8 million in the third quarter of last year, reflecting the cost of additional sales and marketing costs in Japan and increased personnel costs.
    General and administrative expenses increased 58% in the third quarter to $5.9 million compared with $3.7 million in the third quarter of 2004. General and administrative expenses in the third quarter of 2005 were impacted by the higher legal expenses described above.

    One-Time Cash Dividend Announced

    Stratagene also announced today a special one-time cash dividend of $0.25 per common share payable on January 6, 2006 to stockholders of record as of December 16, 2005. The Company's board of directors, after considering the Company's anticipated liquidity needs, unanimously authorized the special dividend as a result of the Company's recognition of approximately $14.6 million in after-tax income in the fourth quarter of 2005 related to a settlement. The settlement, which was announced on October 26, 2005, relates to the licensing of certain Stratagene technology to Cambridge Antibody Technology and the subsequent use of this technology in the commercialization of Abbott's Humira(R) product.

    Outlook

    The fourth quarter 2005 financial results will include the positive impact to Stratagene of the favorable settlement announced on October 26, 2005 between Abbott Laboratories, Cambridge Antibody Technology, Stratagene and other patent owners related to sales of Abbott's Humira(R) product for the treatment of rheumatoid arthritis.
    Stratagene and the patent owners agreed to a lump sum payment plus a lesser future contingent payment to satisfy their interest with respect to the Humira(R) collaboration. Stratagene expects to recognize approximately $23.6 million in pretax income from this settlement in the fourth quarter of 2005. The net income effect is expected to be approximately $14.6 million after taxes or $0.66 per share.
    Excluding the impact of the settlement income, the Company is refining its revenue guidance for the full year to $96 to $98 million.
    The Company is adjusting its full year earnings per share guidance to reflect the continued impact from legal costs associated with two patent litigation matters, as well as the Abbott - Cambridge Antibody Technology settlement. Such guidance does not reflect any possible effect of any damages or other award in the two patent litigations. Accordingly, the Company is adjusting its previously announced guidance range from $0.33 to $0.37 per share to $0.96 to $0.99 per share for the full year 2005.

    Conference Call Today

    Stratagene will host a conference call and webcast today, Tuesday, November 8, 2005, at 4:30 p.m. Eastern Time to discuss the Company's third quarter 2005 results, outlook for the remainder of 2005, as well as current corporate developments. The dial-in number for the conference call is 800-240-2430 for domestic participants and 303-262-2143 for international participants.
    A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available for seven days. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11041716#. To access the live webcast of the call, go to Stratagene's website at http://www.stratagene.com and click on the Investors icon. An archived webcast will also be available at http://www.stratagene.com.

    About Stratagene Corporation

    Stratagene is a developer, marketer and manufacturer of specialized life science research and diagnostic products. The Company's life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company's diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.

    Forward Looking Statements

    Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like "believe," "intend," "target," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company's ability to compete effectively in the diagnostics and life sciences research markets, variability of the company's quarterly revenues and operating results, the failure of the company to retain key employees, the company's ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company's ongoing patent litigations and disputes and its ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see "Factors that May Affect Future Results" included in Stratagene's Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.


                STRATAGENE CORPORATION AND SUBSIDIARIES
                              (unaudited)
               (in thousands, except earnings per share)

CONSOLIDATED INCOME STATEMENTS
------------------------------
                                     Three Months        Nine Months
                                         Ended              Ended
                                     September 30,      September 30,
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Revenues                           $23,696  $23,077  $73,187  $62,245
Costs and expenses:
      Cost of products sold          8,447    8,088   25,606   21,138
      Research and development       2,838    2,728    8,587    8,060
      Selling and marketing          5,318    4,776   15,732   13,099
      General and administrative     5,919    3,744   14,958   12,308
      Impairment of assets               -       20       20       78
                                   -------- -------- -------- --------
Total costs and expenses            22,522   19,356   64,903   54,683
                                   -------- -------- -------- --------
Income from operations               1,174    3,721    8,284    7,562
Other income and expenses:
     Loss on foreign currency
      transactions                    (100)    (134)    (218)    (218)
      Equity in income of joint
       venture                           -       51        -    1,813
       Other income, net                 3      666      515      749
      Interest expense                 (52)    (249)    (210)  (1,440)
      Interest income                   13       17       23      133
                                   -------- -------- -------- --------
Total other income (expense)          (136)     351      110    1,037
                                   -------- -------- -------- --------
Income before income taxes           1,038    4,072    8,394    8,599
Income tax expense                     350    1,863    2,633    2,857
                                   -------- -------- -------- --------
             Net income               $688   $2,209   $5,761   $5,742
                                   ======== ======== ======== ========

Earnings per share:
 Basic                               $0.03    $0.10    $0.26    $0.31
 Diluted                             $0.03    $0.10    $0.26    $0.31

Weighted average shares:
 Basic                              22,142   21,942   22,077   18,398
 Diluted                            22,281   22,078   22,203   18,402



CONDENSED CONSOLIDATED BALANCE
 SHEETS
------------------------------     Sept 30,  Dec. 31,
                                     2005     2004
                                   -------- --------
 Cash, cash equivalents and
  marketable securities             $8,985   $5,670
 Other current assets               30,105   28,033
 Property and equipment, net        11,498   12,112
 Goodwill                           27,234   27,234
 Other assets, net                   7,405    7,283
                                   -------- --------
  Total assets                     $85,227  $80,332
                                   ======== ========

 Current portion of long-term debt    $240     $735
 Other current liabilities          19,338   15,069
 Long-term debt, less current
  portion                            3,775    8,972
 Other long-term liabilities           744      396
 Stockholders' equity               61,130   55,160
                                   -------- --------
       Total liabilities and
        stockholders' equity       $85,227  $80,332
                                   ======== ========


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------

                                            Nine Months Ended
                                              September 30,
                                            -----------------
                                              2005     2004
                                            -------- --------
Cash flows from operating
 activities:
   Net income                                $5,761   $5,742
   Depreciation and amortization              2,739    2,142
   Equity in (income of) joint
    venture                                       -   (1,813)
   Stock-based compensation                     408      726
   Other items, net                           2,133    1,051
                                            -------- --------
      Net cash provided by
       operating activities                  11,041    7,848
                                            -------- --------
Cash flows from investing
 activities:
   Cash acquired in merger with Hycor, net
    of acquisition costs                          -    4,520
   Purchases of property and
    equipment                                (1,252)    (867)
   Additions to intangible assets            (1,111)    (872)
   Other items, net                             581    1,560
                                            -------- --------
      Net cash (used in) provided by
       investing activities                  (1,782)   4,341
                                            -------- --------
Cash flows from financing
 activities:
   Principal payments on debt, net           (5,738)  (9,559)
   Other items, net                             544     (300)
                                            -------- --------
      Net cash used in financing
       activities                            (5,194)  (9,859)
Effects of foreign currency
 exchange rates on cash                        (166)     216
                                            ======== ========
   Net increase in cash                       3,899    2,546
Cash and cash equivalents at
 beginning of period                          4,890    2,004
                                            -------- --------
Cash and cash equivalents at end
 of period                                   $8,789   $4,550
                                            ======== ========



    CONTACT: Stratagene Corporation
             Steve Martin, 858-373-6303
             or
             EVC Group, Inc.
             Investors:
             Douglas Sherk or Jennifer Beugelmans, 415-896-6820 or
             Media:
             Steve DiMattia, 646-277-8706